Exhibit 10(qqq)

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT entered into as of July 1, 2009 by and between MISONIX, INC., a New York corporation, with principal offices at 1938 New Highway, Farmingdale, New York 11735 (“Employer”), and MICHAEL A. McMANUS, JR., with his address at 100 White Plains Road, Bronxville, New York 10708 (“Executive”).

A.	Employer is engaged in the business of developing, manufacturing and/or marketing medical, scientific, and industrial air pollution systems (“Employer’s Business”);

B.	Employer and Executive have previously entered into that certain Amended and Restated Employment Agreement, dated as of June 27, 2008, which Employment Agreement expired on June 30, 2009; and

C.	Employer and Executive desire to enter into a new employment agreement as follows:

1.	Employment

(a)	During the Term of Employment as defined in Section 2, Employer agrees to employ Executive as an executive, subject to the overall direction and control of the Board of Directors of Employer (the “Board”). Executive agrees to act in the foregoing capacity, in accordance with the terms and conditions contained in this Agreement. Executive will have, at all times during the term of this Agreement, the title of President and Chief Executive Officer.

(b)	Executive shall devote substantially all of his working time to Employer’s Business as conducted from time to time. It is agreed that Executive’s service on the board of directors of the other companies described on the attached list is acceptable. Executive shall render services, without additional compensation, in connection with the operation of Employer’s Business, including activities of affiliates and subsidiaries of Employer as may exist from time to time. Executive also agrees to serve as a member of the Board of Directors of Employer (the “Board”), if elected, and/or any subsidiaries or affiliates, without additional compensation therefor.

2.	Term

The term of Executive’s employment under this Agreement shall commence on the date hereof (the “Commencement Date”) and end on June 30, 2010 (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed and extended for consecutive one year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any then-current renewal term (each, a “Renewal Term”). The Initial Term and each Renewal Term are subject to earlier termination as set forth in Section 5. The actual term of employment is defined as the “Term of Employment.”

3.	Compensation

(a)	Employer shall pay to Executive an annual base salary of Two Hundred Seventy-Five Thousand and 00/100 ($275,000.00) Dollars (the “Annual Base Salary”) per annum during the Term of Employment. All payments shall be made in equal monthly installments, in arrears, or such other installments as may be consistent with the payroll practices of Employer for its executives.

(b)	In addition to the compensation set forth in Section 3(a), Executive shall receive an annual bonus based on Executive’s achievement of his annual goals and objectives as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee shall determine the annual goals and objectives no later than the date on which the Board approves Employer’s annual budget. Any payments to be made under this Section 3(b) shall be paid within 90 days of the end of the fiscal year for which such incentive bonus relates.

4.	Additional Executive Benefits

(a)	Employer shall reimburse Executive for all expenses reasonably incurred by Executive in connection with the performance of Executive’s duties under this Agreement against Executive’s pre-submitted documented vouchers for such expenses. Executive shall be entitled to the use of an automobile, at the Company’s expense.

(b)	Executive shall be entitled to five (5) weeks of vacation each year (no more than three (3) of which shall be in the same six month period) and all other general medical and executive benefit plans (including profit sharing or pension plans) as shall have been established and are continuing for executives of Employer; to the extent possible, Executive shall be immediately qualified for such benefits.

5.	Termination

(a)	Employer may terminate this Agreement for cause.

(b)	“Cause” within the meaning of this Agreement shall mean:

i.	Executive’s breach of the provisions of Section 6 hereof.

ii.	Failure by Executive to comply in any material respect with the terms of this Agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within ten (10) days after written notice from Employer of such failure.

iii.	Physical incapacity or disability of Executive to perform the services required to be performed under this Agreement. For purposes of this Section 5(b) iii., Executive’s incapacity or disability to perform such services for any cumulative period of one hundred twenty (120) days during any twelve-month period, or for any consecutive period of ninety (90) days, shall be deemed “cause” hereunder.

iv.	Executive is convicted of, pleads guilty to, confesses to any felony or any act of fraud, misappropriation or embezzlement.

v.	Executive engages in a fraudulent act or dishonest act to the damage or prejudice of Employer and its affiliates or in conduct or activities damaging to the property, business or reputation of Employer and its affiliates, all as determined by the Board in good faith in its sole discretion.

(c)	If Employer notifies Executive of its election to terminate this Agreement for cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 9 hereof and all payments earned and due Executive shall be paid in full at that time.

(d)	This Agreement shall automatically terminate upon the death of Executive.

(e)	Executive may terminate his employment with Employer for “Good Reason” after giving Employer five (5) business days notice and the opportunity to cure. Termination by Executive of his employment for “Good Reason” shall mean termination based upon (i) a significant diminution in Executive’s material duties and responsibilities without Executive’s express written consent; (ii) a significant reduction by Employer in Executive’s Annual Base Salary; or (iii) a Change of Control (as hereinafter defined). If Executive terminates his employment for Good Reason with Employer, Employer shall pay Executive an amount equal to two (2) times Executive’s total compensation (Annual Base Salary plus bonus) at the highest rate paid during the period of Executive’s employment, payable in a lump sum within sixty (60) days of Executive’s termination of employment. Notwithstanding the foregoing, Employer shall only be obligated to make the payments set forth in this clause (e) after Executive delivers to Employer an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to Employer of a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans.

6.	Non-Competition and Non-Disclosure

(a)	Notwithstanding any other provisions in this Agreement, nothing in this Agreement shall prohibit Executive from acquiring or owning without disclosure to Employer less than 1% of the outstanding securities of any class of any competing corporation that are listed on a national securities exchange or traded in the over-the-counter market.

(b)	During and after the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall keep strictly confidential all non-public proprietary information which Executive may obtain during the course of Executive’s employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Employer which shall remain Employer’s exclusive property and Executive shall not disclose the same, except solely in the course of business on behalf of and for the benefit of Employer pursuant to this Agreement, except to the extent that the same is then: (i) publicly available without any act of Executive through a party not violating its obligations to Employer; or (ii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding. Executive further agrees that immediately upon the termination of his employment (irrespective of the time, manner or cause of termination), Executive will surrender and deliver to Employer all (1) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, software, of every kind relating to or in connection with Employer’s Business and customers and suppliers of Employer, and (2) all of Employer’s personal and physical property.

(c)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not compete, directly or indirectly, with Employer in Employer’s Business.

(d)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not, alone or with others, directly or indirectly:

i.	solicit for Executive’s benefit or the benefit of any person or organization other than Employer, the employment or other services of any executive or consultant of Employer; or

ii.	solicit for Executive’s benefit or the benefit of any person or organization other than Employer, the employment of any executive of any customer of Employer, to compete in an area of Employer’s Business.

7.	Representation and Indemnification

Executive hereby represents and warrants that he is not a party to any agreement, whether oral or written, which would prohibit him from being employed by Employer, and Executive further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

8.	Resolution of Disputes

All disputes arising hereunder shall be finally determined by arbitration in the City and State of New York in accordance with the rules of the American Arbitration Association then obtaining, or any successor organization thereto. Such arbitration shall be conducted by a three person panel, one of whom is selected by each party and the third selected by the two arbitrators or, if the arbitrators cannot agree, selected from the lists of the American Arbitration Association. The arbitrators shall not have the power to abrogate, alter, modify or amend any of the provisions of this Agreement. Any award entered by the arbitrators shall be final and judgment thereon may be entered in any court having jurisdiction. Each party shall bear its own costs in connection with such arbitration. Notwithstanding the foregoing, Employer shall have the right to seek injunctive relief to maintain the status quo and/or to prevent violation of the terms thereof pending final determination of the rights and remedies of the parties in an arbitration proceeding.

9.	Notices

All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement with Employer’s copy being sent to Employer at its then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Siller Wilk LLP, 675 Third Avenue, New York, New York 10017, Attention: Joel I. Frank, Esq.

10.	Change of Control

(a)	After a Change in Control of Employer (as defined in subparagraphs (b) and (c) hereafter), Executive shall be entitled to a one-time additional compensation in an amount equal to two (2) times Executive’s total compensation (Annual Base Salary plus bonus) at the highest rate paid during the period of Executive’s employment. Such additional compensation will be paid to Executive in a lump sum within sixty (60) days after the date such Change in Control takes effect and Executive’s employment by Employer ceases pursuant to Section 5(e)(iii). Notwithstanding the foregoing, Employer shall only be obligated to make the payments set forth in this clause (a) after Executive delivers to Employer an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to Employer of a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans.

(b)	A “Change in Control” shall be deemed to have occurred in the event (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or group of such “persons”, without the consent of the Board, is or becomes a “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Employer representing fifty percent (50%) or more of the combined voting power of Employer’s then outstanding securities, or (ii) of a merger, consolidation or other combination the result of which is the ownership by shareholders of Employer of less than sixty percent (60%) of those voting securities of the resulting or acquiring entity having the power to elect a majority of the Board of Directors of such entity.

(c)	Notwithstanding anything in this Agreement to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement requiring payment to Executive of the compensation referred to in subparagraph (a) above by virtue of (i) any transaction which results in the Executive or a group of persons which includes the Executive, acquiring, directly or indirectly, fifty percent (50%) or more of any class of voting securities of Employer, or (ii) if Executive continues in the employ of Employer more than nine (9) months following the occurrence of an event which would otherwise constitute a Change of Control.

(d)	Notwithstanding anything in the foregoing to the contrary, in the event of a Change of Control, Executive shall, for so long as he continues to be employed by Employer hereunder, (i) have the title of President and Chief Executive Officer and (ii) be paid the Annual Base Salary provided for in Section 3(a) above.

11.	Miscellaneous

(a)	This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New York law (without regard to the choice of law principles thereof).

(b)	This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by an authorized representative of Employer and by Executive or, in the case of a waiver, by an authorized representative of Employer or by Executive, as the case may be. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(c)	If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

(d)	The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

(e)	This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer, but no interest in this Agreement shall be transferable in any manner by Executive.

(f)	This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto, including, without limitation, the Original Agreement.

(g)	This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

(h)	In the event of the termination or expiration of this Agreement, the provisions of Sections 6 hereof shall remain in full force and effect, in accordance with its terms.

IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

MISONIX, INC.

By:     /s/ Richard Zaremba
          Name: Richard Zaremba
          Title: Senior Vice President
                    and Chief Financial Officer

        /s/ Michael A. McManus
          Michael A. McManus, Jr.

SCHEDULE A

BOARD COMMITMENTS

A. Schulman Inc.

Novovax, Inc.